SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant                                                ___X_____
Filed by a party other than the Registrant                             _________

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     Rule 14a-6(e)(2))
___  Definitive Proxy Statement
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___  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               ILLINI CORPORATION
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement,
                            if other than Registrant)

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


                  POSSIBLE TOPICS FOR DISCUSSION IN CONNECTION

                    WITH COMMUNICATIONS WITH SHAREHOLDERS OF

                               ILLINI CORPORATION

                  REGARDING 1999 ANNUAL MEETING OF SHAREHOLDERS

                           * * * * * * * * * * * * * *

1.       PURPOSE OF CALL.

                               POSSIBLE RESPONSES:

         Inform shareholders that a proposal which may be submitted for consideration by shareholders at this year's meeting is different from proposals shareholders have been asked to consider in the past. We thought it might be helpful for you to have the opportunity to discuss with us issues you may have about the proposals.

2.       CONTENT OF PROPOSALS 1 AND 2.

                               POSSIBLE RESPONSES:

         Proposals 1 and 2 relate to the election of Directors and the appointment of KPMG as independent auditors of the Corporation and are consistent with prior years proposals. The Board of Directors recommends a vote in favor of those proposals.

3.       WHAT IS PROPOSAL 3?

                               POSSIBLE RESPONSES:

         Mae H. Noll, a shareholder of the Company, has submitted a proposal which is included in this years Proxy Statement and she has stated her intention to present the proposal at the Annual Meeting. The proposal requests that the Board of Directors of the Company terminate the Company's Shareholders' Rights Plan and refrain from adopting in the future any similar plan without the prior approval of shareholders. The Board of Directors strongly opposes this proposal and recommends that shareholders of the Company vote against the proposal.


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


4.       WHAT IS A SHAREHOLDER RIGHTS AGREEMENT?

                               POSSIBLE RESPONSES:

         The Company's Shareholder Rights Agreement is a plan that the Board of Directors has adopted which makes it more difficult for a single shareholder, or a group of shareholders acting together, to acquire control of the Company unless all shareholders are treated the same. In the absence of the Shareholder Rights Agreement, a would be acquiror might attempt to acquire control of the Company by paying a high price to shareholders to acquire a majority of the shares and then to possibly pay a lower price to the remaining shareholders. The Shareholder Rights Agreement effectively would dilute the interest of a shareholder who acquires a significant block of the Company's stock. The Shareholder Rights Agreement is intended to encourage would be acquirors to deal directly with the Board of Directors so that the Board can become fully informed about the acquiror's intentions and thereby permit the Board to make an informed recommendation to the shareholders.

5.       WHY IS MAE NOLL MAKING THIS PROPOSAL?

                               POSSIBLE RESPONSES:

         The Company receives many suggestions from shareholders, some formal and some informal. All suggestions received from shareholders are given careful consideration. Some suggestions are implemented. After discussion with the Company and clarification of the Company's position, most suggestions are withdrawn.

         We don't know whether Mae Noll will make the proposal at the Annual Meeting. However, she has indicated her intent to do so. Mae Noll currently owns approximately 14.3% of the outstanding stock of the Company. Together with other family members, the Nolls own approximately 32% of the Company's stock. While a suggestion made by a significant shareholder is entitled to careful consideration, the Board believes that all shareholders are entitled to be treated fairly and that the interest of Mae Noll and her family members could be at odds with the interests of the Company's other shareholders.


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


6.       WHAT IS THE BOARD'S POSITION?

                               POSSIBLE RESPONSES:

         The Shareholder Rights Agreement is designed to provide your Board with the ability to take steps to protect and maximize the value of shareholders' investment in the Company in the event an unsolicited attempt is made to acquire the Company. The Shareholder Rights Agreement is designed to encourage any potential acquiror of the Company to negotiate directly with the Board, which the Company believes is in the best position to negotiate on behalf of the shareholders. The Shareholder Rights Agreement does not affect any takeover proposal which the Board may determine adequately reflects the value of the Company and is in the best interests of all of the Company's shareholders. The overriding objective of the Board in adopting the Shareholders Rights Agreement was, and continues to be, the preservation and maximization of the Company's value for all shareholders. The Shareholder Rights Agreement is a valuable negotiating tool that inhibits abusive conduct and is designed to protect shareholders against practices which do not treat all shareholders fairly and equally.

7.       HOW DOES MAE NOLL'S INTEREST DIFFER FROM THOSE OF OTHER
         SHAREHOLDERS?

                               POSSIBLE RESPONSES:

         Termination of the Shareholder Rights Agreement may currently be in the best interest of the Company's largest shareholder. The Board does not believe, however, that termination of the of the Shareholder Rights Agreement would be in the best interests of the Company and all of its shareholders. In fact, the Board believes that the only proper time to consider termination of the Shareholder Rights Agreement is when a specific offer is made to acquire the Company's stock. Termination of the Shareholder Rights Agreement at this time would remove any incentive for a potential acquiror to negotiate with your Board and eliminate a tool designed to ensure that all shareholders are treated fairly and equally.

8.       DO OTHER BANK HOLDING COMPANIES HAVE SIMILAR AGREEMENTS IN
         PLACE?

                               POSSIBLE RESPONSES:

         Hundreds of companies, including many bank holding companies, have shareholder rights agreements in place. Studies by a prominent shareholder relations firm indicate that all shareholders are more likely to receive a higher price for their stock in the event that a company is sold if the Company has a shareholder rights agreement in place.


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


9.       ISN'T THERE LITIGATION PENDING REGARDING THE SHAREHOLDER
         RIGHTS PLAN?

                               POSSIBLE RESPONSES:

         Yes. A shareholder, Mary Quinn, has brought a class action lawsuit claiming that the Shareholder Rights Plan has been triggered by the acquisition by Ida Noll of shares of the Company's stock. You will or have received a letter from the Company giving you further information about the lawsuit. We ask that you read the letter and that you follow the instructions contained in the letter.

10.      WHAT WILL HAPPEN IF PROPOSAL 3 IS APPROVED BY SHAREHOLDERS?

                               POSSIBLE RESPONSES:

         This proposal is advisory in nature. In other words, approval of the proposal by shareholders will not require the Board to terminate the Shareholder Rights Agreement. However, the Board is very concerned about shareholder issues and would certainly carefully consider how to respond in the event a majority of shareholders not associated with Mae Noll vote to approve the proposal.

11.      WHAT DO YOU WANT US TO DO?

                               POSSIBLE RESPONSES:

         Please mark your proxy card in favor of the persons nominated for election to the Board of Directors and in favor of the selection of KPMG as the Company's independent auditors. Please mark your proxy card against the proposal to rescind the Company's Shareholder Rights Agreement and return the Proxy Statement as soon as possible. If you have already returned your proxy card and have voted in favor of Proposal 3, we will send you a new proxy card. If your shares are held in the name of a bank or broker, only your bank or broker can vote your shares and only upon receipt of your specific instructions. Please instruct your bank or broker (in writing) to vote your shares against Proposal 3.

         In any event, if you are contacted by other shareholders, please indicate that you are opposed to Proposal 3 and that you have voted against such proposal and that you do not intend to change your vote. We encourage you to attend the shareholder meeting and to express your support for the Board of Directors.